UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   FOLEY, DONALD H.
   1710 SAIC DRIVE
   MCLEAN, VA  22102
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   JULY 14, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   EXECUTIVE VICE PRESIDENT
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Class A Common Stock                       |33,689                |D               |                                               |
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Class A Common Stock                       |1,377                 |I               |By 401(k) Plan                                 |
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Class A Common Stock                       |7,427                 |I               |(1)                                            |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option (Class A) (|3/29/97  |3/28/01  |Class A Common Stock   |20,000   |4.8325    |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Stock Option (Class A) (|3/28/98  |3/27/02  |Class A Common Stock   |20,000   |6.4900    |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Stock Option (Class A) (|10/31/98 |10/30/02 |Class A Common Stock   |12,000   |8.6900    |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Stock Option (Class A) (|3/20/99  |3/19/03  |Class A Common Stock   |28,000   |9.7825    |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Stock Option (Class A) (|3/22/00  |3/21/04  |Class A Common Stock   |28,000   |17.4550   |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Stock Option (Class A) (|3/21/01  |3/20/05  |Class A Common Stock   |20,000   |25.9200   |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Stock Option (Class A) (|5/10/01  |5/09/05  |Class A Common Stock   |10,000   |30.2500   |D            |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Share Units (Phantom Sto|(4)      |N/A      |Class A Common Stock   |6,908    |N/A       |D            |                           |
ck) (3)                 |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) By SAIC Employee Stock Retirement
Plan.
(2) The option is exercisable according to the following annual vesting schedle: 20% in years 1, 2 and 3 and 40% in year 4.
(3) Pursuant to SAIC Management Stock Compensation
Plan.
(4) The phantom stock units accrue under the SAIC Management Stock Compensation Plan and are settled in SAIC Class A Common Stock upon the reporting person's termination.
SIGNATURE OF REPORTING PERSON
Donald H. Foley